SECOND LEASE AMENDING AGREEMENT

THIS SECOND LEASE AMENDING AGREEMENT (the “Agreement”) is made as of the 29th day of August, 2013.

BETWEEN:

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, AS REPRESENTED BY THE MINISTER OF PUBLIC WORKS AND GOVERNMENT SERVICES
(hereinafter the “Landlord”)

OF THE FIRST PART

-and-

CIENA CANADA, INC.
(hereinafter the “Tenant”)

OF THE SECOND PART

WHEREAS by a lease dated March 19, 2010, Nortel Networks Technology Corporation (“Nortel”) leased to the Tenant the whole of the building known as “Lab 10” and comprised of a deemed rentable area of 265,000 square feet (hereinafter the “Premises”) situated on the property known municipally as the Carling Campus, 3500 Carling Avenue, Ottawa, Ontario (the “Lease”), on the terms, covenants and conditions set out therein;

AND WHEREAS by virtue of the agreement of purchase and sale dated October 15, 2010 between the Landlord and Nortel, the Landlord is the registered and beneficial owner of the Carling Campus (inclusive of the Premises) and the landlord under the Lease, being the successor in title to the interest of Nortel in the Carling Campus;

AND WHEREAS pursuant to Section 27.1 of the Lease, on December 15, 2010, the Landlord directed Nortel to provide to the Tenant an Early Termination Notice, so as to exercise its rights under the aforesaid Section 27.1 to terminate the Term of the Lease effective as of March 18, 2015;

AND WHEREAS by a lease amending agreement dated February 13, 2012 (the “Lease Amending Agreement”), the Landlord and Tenant agreed to extend the term of the Lease to and including March 18, 2016 (the “First Extended Term”);

AND WHEREAS the parties hereto have now agreed to further extend the term of the Lease to and including September 18, 2017 and amend the Lease as set out herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, as of the date of this Agreement, that:

1.
The recitals contained herein are true and accurate in every respect and may be relied upon by the parties as statement of fact. The parties shall not assert facts contrary to those set out above in the recitals.

2.	Except as otherwise expressly defined herein, capitalized words and phrases used but not defined herein have the meanings given to them in the Lease.

3.
The Lease is amended to extend the Term from March 19, 2016 for a further 18 months commencing on March 19, 2016 and expiring on September 18, 2017 (the “Second Extended Term”) upon the same terms, covenants and conditions as contained in the Lease, except as otherwise provided herein, and the Lease (including the definitions of “Term” and “Expiration Date”) is hereby amended accordingly.

4.
Section 2.2 of the Lease is amended such that for the period of the Second Extended Term, the Fixed Rent payable by the Tenant shall be $CDN 3,435,175.08 per annum, payable in equal monthly installments of $CDN 286,264.59, plus applicable GST. The Fixed Rent for the original Term ending on March 18, 2015 remains as per the terms of Section 2.2 of the Lease, without amendment (that is, Fixed Rent of $CDN 3,435,175.08 per annum, payable in equal monthly installments of $CDN 286,264.59, plus applicable GST). The Fixed Rent for the First Extended Term ending on March 18, 2016 remains as per the terms of Section 4 of the Lease Amending Agreement, without amendment (that is, Fixed Rent of $CDN 4,587,175 per annum, payable in equal monthly installments of $CDN 382,264.58, plus applicable GST).

5.
Section 2.2 of the Lease is further amended such that, in addition to the Fixed Rent payable by the Tenant during the Second Extended Term under Section 4 above, the Tenant shall also pay to Landlord during the Second Extended Term without demand, and without any set-off or deduction whatsoever, as rental for the Premises and for the non-exclusive use of the Common Areas, the amount of $CDN 3,188,039.65 per annum, payable in equal monthly installments of $CDN 265,669.97, plus applicable GST.

6.
The Landlord and the Tenant confirm that the Tenant’s Operating Expense Contributions for the Second Extended Term shall be $CDN 4,323,690.42 per annum, having been calculated in accordance with the formula set out in Section 2.3 of the Lease.

7.	All Rent for a partial month shall be adjusted and pro rated in accordance with the number of days in such month.

8.	Section 18.1 of the Lease is amended to add the following sentence:
Landlord shall also have the right, without the same constituting an eviction or constructive eviction of Tenant in whole or in part and without any abatement of Rent or liability to Tenant, to reasonably access the Premises where necessary for Landlord to perform floor plan and workspace analysis, design and planning and required destructive testing where required should the as-built drawings not be complete or lacking information at such times mutually agreeable with Tenant and accompanied by a representative of Tenant, on at least 48 hours prior notice and provided that such access does not constitute an unreasonable disruption of Tenant’s business operations.

9.	The Lease is amended to add a new Article 29 as follows:
Article 29.    Tenant’s Conduct and Certifications
Section 29.1    The Tenant must comply with all the terms and fulfil all the obligations set out in this clause for the Term of this Lease and any extensions.
Section 29.2    For the purpose of this clause:

a.	business concerns, organizations and individuals are Tenant’s “Affiliates” if, directly or indirectly:

b.	either one controls, or has the power to control, the other, or

c.	a third party has the power to control both

d.
Indicia of “Control” include: interlocking management or ownership; identity of interests among family members, shared facilities and equipment, common use of employees, or a business entity created following the acts or convictions specified in this clause which has the same or similar management, ownership, or principal employees as the case may be

e.	“Parent” means a parent corporation within the meaning assigned by subsection 87(1.4) of the Income Tax Act

f.	“Subsidiary” means a subsidiary wholly owned corporation with the meaning assigned by subsection 87(1.4) of the Income Tax Act
Section 29.3    By entering into this agreement, the Tenant certifies that neither the Tenant nor any of the Tenant's Parents, Subsidiaries or Affiliates have, directly or indirectly, paid or agreed to pay, and will not, directly or indirectly, pay or agree to pay a contingency fee to any individual for the solicitation, negotiation or obtaining of a Lease Agreement or other contracts if the payment of the fee would require the individual to file a return under section 5 of the Lobbying Act.
Section 29.4    By entering into this agreement, the Tenant certifies that, except for those offences where a criminal pardon or a record suspension has been obtained, or capacities restored by the Governor in Council as further described hereinafter, neither the Tenant nor any of the Tenant's Parents, Subsidiaries or Affiliates has ever been convicted of an offence under any of the following provisions:

(a)
section 45 (Conspiracies, agreements or arrangements between competitors), section 46 (Foreign directives), section 47 (Bid rigging), section 49 (Agreements or arrangements of federal financial institutions), section 52 (False or misleading representation), section 53 (Deceptive notice of winning a prize) under the Competition Act, or

(b)
section 121 (Frauds on the government and Contractor subscribing to election fund), section 124 (Selling or Purchasing Office), section 380 (Fraud) for fraud committed against The Landlord or section 418 (Selling defective stores to the Landlord), of the Criminal Code of Canada, or

(c)	section 462.31 (Laundering proceeds of crime) or sections 467.11 to 467.13 (Participation in activities of criminal organization) of the Criminal Code of Canada, or

(d)	paragraph 80(1)(d) (False entry, certificate or return), subsection 80(2) (Fraud against the Landlord) or section 154.01 (Fraud against the Landlord) of the Financial Administration Act, or

(e)	section 239 (False or deceptive statements) of the Income Tax Act, or

(f)	section 327 ( False or deceptive statements) of the Excise Tax Act, or

(g)	section 3 (Bribing a foreign public official) of the Corruption of Foreign Public Officials Act, or

(h)	section 5 (Trafficking substance), section 6 (Importing and exporting), or section 7 (Production of substance) of the Controlled Drugs and Substances Act.
In circumstances where a criminal pardon or a record suspension has been obtained, or capacities restored by the Governor in Council for offences other than sections 121, 124, 380 (for fraud committed against the Landlord) or 418 of the Criminal Code or offences under the Financial Administration Act, the Tenant must provide a certified copy of confirming documentation from an official source.
Section 29.5    By entering into this agreement, the Tenant certifies being aware, and that its Parents, Subsidiaries and Affiliates are aware, that the Landlord may verify the information provided by the Tenant, including the information relating to the acts or convictions specified herein, through independent research, use of any government resources or by contacting third parties.
Section 29.6    During the Term of this Lease, including any extension, the Tenant must diligently update, by written notice to the Landlord, the list of names of the following entities, according to the ownership nature of the Tenant:

(a)	for a Corporation or Joint Stock Company - each current member of the Tenant’s Board of Directors;

(b)	for a Partnership, General Partnership or Limited Partnership - the names of all current partners;

(c)	for a Sole Proprietorship or an individual doing business under a firm name - the name of the sole proprietor or individual;

(d)	for a Joint Venture - the names of all current members of the joint venture; and

(e)	for an Individual - the full name of the person.
Further, upon the request of the Landlord, and within the timeframe stipulated, the Tenant must provide a properly signed and completed Consent to a Criminal Record Verification Form (appended hereto as a Schedule to this Lease) for any entity named in the list provided by the Tenant.

Section 29.7    The Tenant acknowledges and agrees that the commission of certain acts or offences shall provide the Landlord with the right to terminate this Lease without any compensation of any kind whatsoever to the Tenant. The Landlord will terminate the Lease Agreement for default if, at any time during the Term of the Lease Agreement, including any extension, the Landlord, in its sole and absolute discretion, ascertains and determines that:

(a)	the Tenant makes a false declaration under this Lease;

(b)	the Tenant fails to diligently maintain and provide up-to-date the information requested;

(c)	the Tenant fails to deliver to the Landlord in a timely fashion the Consent to a Criminal Record Verification form(s) requested by the Landlord; or

(d)	the Tenant or any of the Tenant's Parents, Subsidiaries or Affiliates fail to remain free and clear of any convictions specified in this clause during the Term of the Lease and any extension.
The Tenant acknowledges and agrees that termination of the Lease under this clause will not restrict the Landlord’s right to exercise any other remedies that may be available against the Tenant.
Section 29.8    The Tenant understands that the Landlord may enter in a transaction outside of this Lease with a Tenant who has been convicted of an offense mentioned under Sections 29.4 or 29.7 enumerating infractions hereinabove, or who is affiliated with someone who has been convicted of an offense mentioned under Sections 29.4 or 29.7 enumerating infractions hereinabove, when required to do so by law or legal proceedings, or when the Landlord considers it necessary to the public interest for reasons which include, but are not limited to:

(a)	When only one entity is capable of performing the Lease;

(b)	Emergency;

(c)	National Security;

(d)	Health and Safety;

(e)	Economic Harm;
The Landlord reserves the right to impose additional conditions or measures to ensure the integrity of the Lease.

10.
The Landlord and the Tenant hereby confirm that in all other respects the Lease remains in full force and effect, unchanged and unmodified except as amended expressly in accordance with this Agreement.

11.	This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

12.
This Agreement may be executed in several counterparts, each of which when executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. Any such counterpart may be delivered by facsimile transmission, PDF or electronic mail and such delivery shall be valid and sufficient. Each party that delivers such counterpart by facsimile transmission, PDF or electronic mail shall as soon as reasonably practicable thereafter forward to the other party the originally executed copy of the same.

13.	Each party agrees to make such further assurances as may be reasonably required from time to time by another to more fully implement the true intent of this Agreement.

14.
This Agreement shall be binding upon, extend to and enure to the benefit of each of the Landlord and the Tenant and to each of their respective legal representatives, heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Second Lease Amending Agreement as of the date first set forth above.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, AS REPRESENTED BY THE MINISTER OF PUBLIC WORKS AND GOVERNMENT SERVICES
Per:	/s/ Christine Mercee
For Claude Séguin Director General NCA Portfolio Management Real Property Branch

CIENA CANADA, INC.
Per:	/s/ David M. Rothenstein
David M. Rothenstein Senior Vice President & General Counsel